EXHIBIT 10.33

Summary of 2005 Cash Bonus Plan

All eligible employees, including executive officers, of the Company may receive performance-based compensation based upon the Company’s achievement of certain goals, including achievement of specified non-GAAP operating income targets and software license bookings targets. One half of the aggregate bonus pool available for employees will be attributable to achievement of each of the two goals. The amount of the bonus pool that an individual employee may receive is based upon a percentage of the individual’s base salary and varies by position. Awards under the 2005 Cash Bonus Plan will be accrued quarterly and paid semiannually.